Exhibit 10.2

THE REALREAL, INC.

June 7, 2022

[Name]

Via Email

Re:	Special Award

Dear [Name]:

We are pleased to inform you that, in connection with your continued service with The RealReal, Inc. (the “Company”) and its affiliates, you will be eligible to receive a special cash award from the Company, subject to the payment and other terms and conditions set forth in this letter agreement (the “Letter Agreement”).

1. Cash Bonus. Given your key role in the Company, you will be eligible to receive a one-time, special cash bonus in an amount equal to $[______] (the “Cash Bonus”). The Cash Bonus will be paid to you on or within fifteen (15) days following the earlier of (i) the nine (9)-month anniversary of the date of this Letter Agreement or (ii) the three (3)-month anniversary of the date on which the Company’s new Chief Executive Officer commences employment with the Company (the earlier such date, the “Award Date”), subject to your continued employment through the earlier such date (except as otherwise provided under Section 2(a) below).

2. Termination; Forfeiture.

a. Termination Without Cause or For Good Reason. If your employment with the Company and its affiliates is terminated by the Company without “cause” or if you terminate your employment with the Company and its affiliates with “good reason” (each such term as defined in that certain Severance and Change in Control Agreement, dated on or around May 2021, between you and the Company (the “Severance Agreement”)), in either case, prior to the Award Date, then, subject to your execution and delivery to the Company of a general release of claims in favor of the Company and its affiliates in a form requested by the Company (the “Release”) which becomes effective and irrevocable no later than sixty (60) days following such termination of employment, the Cash Bonus will be paid to you within sixty (60) days following such termination date (with the actual payment date during such sixty (60)-day period determined by the Company in its discretion). [For Co-Interim CEOs only: For clarity, you ceasing to serve as Co-Interim Chief Executive Officer (and any resulting changes in your authority, duties or responsibilities) shall not constitute “good reason” for purposes of this Letter Agreement or the Severance Agreement.]

b. Other Terminations. If your employment with the Company and its affiliates terminates prior to the Award Date for any other reason other than those set forth in Section 2(a) above, then you will forfeit the Cash Bonus upon your termination date without payment.

3. Withholding. The Company and its affiliates may withhold from any amounts payable under this Letter Agreement such foreign, federal, state and local taxes as are required to be withheld pursuant to any applicable law or regulation.

4. No Tax Advice. The Company and its affiliates are not making any warranties or representations to you with respect to the income tax consequences of the grant or payment of the Cash Bonus, and you are in no manner relying on the Company, its affiliates or any of their respective representatives for an assessment of such tax consequences. You are hereby advised to consult with your own tax advisor with respect to any tax consequences associated with the Cash Bonus.

5. Miscellaneous. Nothing contained in this Letter Agreement (i) confers upon you any right to continue in employment or service with the Company or its affiliates, (ii) constitutes any contract or agreement of employment or service, or (iii) interferes in any way with the right of the Company and its affiliates to terminate your employment or service at any time, with or without cause. This Letter Agreement will be administered, interpreted and enforced under the laws of the State of California without regard to the conflicts of laws principles thereof. This Letter Agreement may only be amended by a writing executed by the parties hereto.

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Please indicate your acknowledgement of and acceptance of the terms of this Letter Agreement by signing in the space indicated below and returning a signed copy of this Letter Agreement to me at your earliest convenience. Please feel free to contact me should you wish to discuss any aspect of this Letter Agreement or the Cash Bonus.

Sincerely,

The RealReal, Inc.

Name: Rob Krolik
Title: Lead Independent Director, Board of Directors

Accepted, Acknowledged and Agreed:

[Name]

Date

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